                                                                    EXHIBIT 12.1



                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                  (in millions)

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
                                                                        First
                                                                    Nine Months            For the Years Ended December 31,
                                                                        2005       2004      2003        2002      2001      2000
                                                                    ----------- ---------  --------   --------   --------   --------
Earnings
Income/(loss) before income taxes, minority interest and             $(1,543)   $  (539)   $(1,194)   $  (160)   $  (164)   $   405
     change in accounting
Earnings of non-consolidated affiliates                                  (22)       (45)       (55)       (44)       (24)       (56)
Cash dividends received from non-consolidated affiliates                  33         42         35         16         12         17
Fixed charges                                                            137        140        126        139        174        215
Capitalized interest, net of amortization                                  3          1          3          1         (2)        (3)
                                                                     -------    -------    -------    -------    -------    -------
     Earnings                                                        $(1,392)   $  (401)   $(1,085)   $   (48)   $    (4)   $   578
                                                                     =======    =======    =======    =======    =======    =======

Fixed Charges
Interest and related charges on debt                                 $   116    $   109    $    97    $   109    $   139    $   176
Portion of rental expense representative of the interest factor           21         31         29         30         35         39
                                                                     -------    -------    -------    -------    -------    -------
     Fixed charges                                                   $   137    $   140    $   126    $   139    $   174    $   215
                                                                     =======    =======    =======    =======    =======    =======


Ratios
Ratio of earnings to fixed charges*                                      N/A        N/A        N/A        N/A        N/A        2.7

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* For the first nine months ended September 30, 2005 and for the years ended
  December 31, 2004, 2003, 2002 and 2001, fixed charges exceed earnings by $1,529 million, $541 million, $1,211 million, $187 million and $178 million, respectively, resulting in a ratio of less than one.